                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            The TJX Companies, Inc.
                (Name of Registrant as Specified In Its Charter)

                            The TJX Companies, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                    [TJX LOGO]

                                                          770 Cochituate Road
                                              Framingham, Massachusetts 01701

                                                               April   , 1999

     Dear Stockholder:

     We cordially invite you to attend our 1999 Annual Meeting, which will be held Tuesday, June 8, 1999, at 11:00 a.m. at BankBoston, 100 Federal Street, Boston, Massachusetts.

     The Notice of Annual Meeting of Stockholders and the Proxy Statement accompanying this letter describe the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Accordingly, we urge you to read the Proxy Statement and to complete, sign and return your Proxy promptly in the enclosed envelope.

     We hope that you will be able to join us on June 8th.

                                      Sincerely,




       /S/ Bernard Cammarata                    /S/ John M. Nelson
          BERNARD CAMMARATA                        JOHN M. NELSON
President and Chief Executive Officer          Chairman of the Board

                           Printed on Recycled Paper

                            THE TJX COMPANIES, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 8, 1999
                            ------------------------

     The Annual Meeting of Stockholders of The TJX Companies, Inc. (the "Company") will be held at BankBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, June 8, 1999, at 11:00 a.m. for the following purposes:

     1. To elect four Class II directors to serve until the 2002 Annual Meeting of Stockholders.

     2. To consider and act upon a proposal to amend Article Fourth of the Company's Third Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 600,000,000 to 1,200,000,000.

     3. To consider and act upon a shareholder proposal described in the accompanying Proxy Statement, if the proposal is properly presented at the meeting.

     4. To transact any other business which may properly be brought before the meeting and any and all adjournments thereof.

     Stockholders of record at the close of business on April 19, 1999 are entitled to notice of and to vote at the meeting and any adjournments thereof.

                                               By Order of the Board of
                                               Directors

                                                        JAY H. MELTZER
                                                           Secretary

Framingham, Massachusetts
April   , 1999

     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            THE TJX COMPANIES, INC.
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 8, 1999
                                PROXY STATEMENT
                            ------------------------

     The enclosed proxy is solicited on behalf of the Board of Directors of The TJX Companies, Inc. (the "Company"). Under the by-laws of the Company, the required quorum for the meeting is a majority of the shares outstanding and entitled to vote at the meeting. In addition, (i) a plurality of the votes properly cast for the election of directors by the stockholders attending the meeting in person or by proxy will elect directors to office; (ii) the affirmative vote of the holders of a majority of the outstanding Common Stock, in person or by proxy, is required for approval of Proposal 2; and (iii) the affirmative majority of the votes properly cast at the meeting in person or by proxy is required for approval of Proposal 3.

     When you properly sign and return your proxy, the shares represented thereby will be voted in accordance with your directions. Where specific choices are not indicated, proxies will be voted for the election of the four director nominees, for Proposal 2 and against Proposal 3. If a proxy or ballot indicates a broker non-vote or that a stockholder, broker, or other nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal although such shares will be counted as in attendance at the meeting for purposes of a quorum. Abstentions will not be reflected in the final tally of the votes cast with regard to whether any of the proposals are approved under Delaware law and the by-laws of the Company. However, because the vote of the holders of a majority of the outstanding Common Stock is required for approval of Proposal 2, an abstention or a broker non-vote will have the effect of a vote against Proposal 2.

     A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date;
(ii) by otherwise delivering a written revocation to the Secretary of the Company; or (iii) by attending the meeting and voting the shares represented by the proxy in person.

     Stockholders of record at the close of business on April 19, 1999 are entitled to receive notice of and to vote at the meeting. Each share of Common Stock outstanding on the record date is entitled to one vote. As of the close of business on April 19, 1999, there were outstanding and entitled to vote shares of Common Stock.

     This Proxy Statement, the enclosed proxy and the Annual Report for the Company's fiscal year ended January 30, 1999 are being first mailed to stockholders on or about the date of the Notice of Meeting. The Company's address is 770 Cochituate Road, Framingham, Massachusetts 01701.

                             ELECTION OF DIRECTORS

     The Board of Directors has voted to fix the number of directors at ten. The Company's Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the nominees named below, unless otherwise instructed, as Class II directors for a term of three years expiring at the 2002 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If any nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by the Board of Directors or such lesser number of directors as may be designated by the Board of Directors, unless instructions are given to the contrary. Management does not anticipate that any of the nominees will become unavailable. Unless you provide other instructions in your proxy, the shares represented thereby will be voted for the election of the director nominees. The nominees as Class II directors, and the incumbent Class I and Class III directors, are as follows:

              NOMINEES AS CLASS II DIRECTORS -- TERMS EXPIRE 2002

PHYLLIS B. DAVIS, 67.
Director since 1990.
Chairperson of the Committee on Directors and Corporate Governance and member of the Executive Committee.

     Mrs. Davis was employed by Avon Products, Inc. from 1968 to 1991. Mrs. Davis served as Avon's Group Vice President, U.S. Sales and Distribution from 1985 to 1988, Executive Vice President, U.S. Direct Selling, from April 1988 to April 1989, Executive Vice President, Direct Sales Group from April 1989 to September 1989, and Corporate Senior Vice President from September 1989 to September 1991. She is a director of Eaton Corporation and BellSouth Corporation and a trustee of the Fidelity open-end mutual funds.

DENNIS F. HIGHTOWER, 57.
Director since 1996.
Member of the Audit and Executive Compensation Committees.

     Mr. Hightower has been a Professor of Management at the Harvard Business School since July 1997 and a Senior Lecturer from July 1996 to July 1997. He was employed by The Walt Disney Company from 1987 to 1996 serving as President of Walt Disney Television & Telecommunications from 1995 to 1996, President-Disney Consumer Products (Europe, Middle East and Africa) from 1991 to 1995, Executive Vice President (Europe, Middle East) from 1990 to 1991, Senior Vice President (Europe, Middle East) from 1988 to 1990 and Vice President (Europe) from 1987 to 1988. He is a director of Northwest Airlines Corporation, PanAmSat Corporation and Phillips-Van Heusen Corporation.

JOHN F. O'BRIEN, 56.
Director since 1996.
Member of the Executive Compensation and Finance Committees.

     Mr. O'Brien has been Chief Executive Officer, President and a director of Allmerica Financial Corporation (holding company) since 1995; Chief Executive Officer, President and a director of First Allmerica Financial Life Insurance Company (insurance company) since 1989; Chairman of the Board and director of Allmerica Financial Life Insurance and Annuity Company (insurance company) since 1989; Chairman of the Board and Trustee of Allmerica Investment Trust (investment company) since 1989; and Chairman of the Board and Trustee of Allmerica Securities Trust (investment company) since 1989. Mr. O'Brien is also a director of ABIOMED, Inc. and Cabot Corporation.

WILLOW B. SHIRE, 51.
Director since 1995.
Member of the Executive Compensation Committee and the Committee on Directors and Corporate Governance.

     Ms. Shire has been an executive consultant with Orchard Consulting Group since 1994. Prior thereto Ms. Shire was employed by Digital Equipment Corporation from 1976, serving as Vice President and Officer, Health Industries Business Unit from 1990 to 1994.

                    CLASS III DIRECTORS -- TERMS EXPIRE 2000

BERNARD CAMMARATA, 59.
Director since 1989.
Member of the Executive and Finance Committees.

     Mr. Cammarata has been President and Chief Executive Officer of the Company since 1989 and Chairman of the Company's T.J. Maxx Division from 1986 to 1995 and of The Marmaxx Group since 1995. Mr. Cammarata was Executive Vice President of the Company from 1986 to 1989, President, Chief Executive Officer and a director of the Company's former TJX subsidiary from 1987 to 1989, and President of the Company's T.J. Maxx Division from 1976 to 1986.

ARTHUR F. LOEWY, 70.
Director since 1989.
Chairman of the Finance Committee and member of the Audit Committee.

     Mr. Loewy provided financial consulting services to the Company from 1989 to February 1995. Prior thereto, Mr. Loewy was Chief Financial Officer from 1975 to 1989 and Executive Vice President-Finance of the Company from 1982 to 1989, and was Chief Financial Officer and a director of the Company's former TJX subsidiary from 1987 to 1989. Mr. Loewy is a director of HomeBase, Inc.

ROBERT F. SHAPIRO, 64.
Director since 1974.
Chairman of the Executive Compensation Committee and member of the Committee on Directors and Corporate Governance.

     Mr. Shapiro has been a Partner of Klingenstein Fields & Co., L.P., an investment advisory business, since June 1997 and has been President of RFS & Associates, Inc., an investment and consulting firm, since 1988. He was Co-Chairman of Wertheim Schroder & Co. Incorporated, investment bankers, from 1986 to 1987, and was President of Wertheim & Co., Inc., prior thereto. Mr. Shapiro is a director of The Burnham Fund, Inc., American Buildings Company and Magainin Pharmaceuticals, Inc. He is a past Chairman of the Securities Industry Association.

FLETCHER H. WILEY, 56.
Director since 1990.
Chairman of the Audit Committee and member of the Committee on Directors and Corporate Governance.

     Mr. Wiley has been a principal in, and the Executive Vice President and General Counsel of, PRWT Services, Inc., a technology-oriented products and services firm, since 1996 and is of counsel with the law firm, Goldstein & Manello, P.C. where he was a senior partner from 1993 to 1996. Prior thereto Mr. Wiley was a partner at the law firm Fitch, Wiley, Richlin & Tourse, P.C. and its predecessor firm since 1979.

                     CLASS I DIRECTORS -- TERMS EXPIRE 2001

RICHARD G. LESSER, 64.
Director since 1995.

     Mr. Lesser has been Executive Vice President of the Company since 1991, Chief Operating Officer of the Company since 1994 and President of The Marmaxx Group since 1995. Mr. Lesser was Senior Vice President of the Company from 1989 to 1991, President of the T.J. Maxx Division from 1986 to 1994, Senior Executive Vice President-Merchandising and Distribution in 1986, Executive Vice President-General Merchandise Manager from 1984 to 1986 and Senior Vice President-General Merchandise Manager from 1981 to 1984. Mr. Lesser is a director of Reebok International Ltd. and A.C. Moore Arts & Crafts, Inc.

JOHN M. NELSON, 67.
Director since 1993.
Chairman of the Board, Chairman of the Executive Committee and ex-officio member of the Committee on Directors and Corporate Governance and the Audit, Executive Compensation and Finance Committees.

     Mr. Nelson was Chairman of Wyman-Gordon Company from 1991 to 1997 and Chief Executive Officer from 1991 to 1994. Mr. Nelson was employed by Norton Company from 1959 to 1990, serving as Chairman and Chief Executive Officer from 1988 to 1990, and President and Chief Operating Officer from 1986 to 1988. Mr. Nelson is a director of Brown and Sharpe Manufacturing Company, Commerce Holdings, Inc., Eaton Vance Corporation and Stocker & Yale, Inc.

THE BOARD AND ITS COMMITTEES

     The Audit Committee, which held four meetings during fiscal 1999, reviews with management, the internal audit group and the independent auditors the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent auditors upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate, and the Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate. The Committee also recommends to the Board appointment of the independent auditors and evaluates their performance.

     The Executive Compensation Committee, which held four meetings during fiscal 1999, reviews salary policies and compensation of officers and other members of management, approves compensation plans and compensation of certain officers and other members of management, and administers certain of the Company's incentive plans, including stock option and stock purchase plans.

     The Committee on Directors and Corporate Governance, which held seven meetings during fiscal 1999, reviews with the Board the Company's practices and policies with respect to directors, including retirement policies and compensation for non-employee directors, the size of the Board, the ratio of employee directors to non-employee directors, the meeting frequency of the Board and the structure of Board meetings. The Committee also, among other things, reviews the functions, duties and composition of Board committees and compensation for committee members; insures that the Company maintains policies with respect to significant issues of corporate public responsibility; recommends to the Board processes for the evaluation of the performance of the Board, the Chairman of the Board and the Chief Executive Officer; and insures that management maintains and presents to the Board plans for succession to senior management positions in the Company. In addition, the Committee has the responsibility to recommend qualified candidates to the Board for election as directors of the Company and will consider nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company.

     The Executive Committee, which held one meeting during fiscal 1999, has the authority to act for the Board of Directors on most matters during the intervals between meetings of the Board.

     The Finance Committee, which held three meetings during fiscal 1999, reviews and makes recommendations to the Board on the Company's financing plans, financial condition, borrowing and investment policies, financial strategies, capital structure and tax liabilities and payments; the sale and pricing of Company securities; the oversight of pension and benefit plans; the Company's insurance program, dividend policy and foreign exchange policies; and capital investment criteria.

     During fiscal 1999 the Board of Directors held six meetings. Each director attended at least 75% of all meetings of the Board and Committees of which he or she is a member.

COMPENSATION OF DIRECTORS

     The Board of Directors has fixed the annual retainer paid to non-employee directors at $25,000, set the fee for Board meetings at $1,250 and for Committee meetings at $1,000 (other than the Executive Committee) and the fee payable to Board committee chairs at $3,500. Mr. Nelson, Chairman of the Board, is paid an additional $225,000 per annum. Mr. Nelson, who sits on all Committees, does not receive a fee for

Committee meeting attendance or with respect to his role as Chairman of the Executive Committee. Directors may participate in the Company's General Deferred Compensation Plan.

     Non-employee directors participate in the Deferred Stock Plan for Non-Employee Directors (the "Deferred Stock Plan"). Under the Deferred Stock Plan, each director who is not a current or former employee of the Company is credited annually with deferred shares representing $10,000 of the Company's Common Stock. Such credit is made to a deferred stock account for each non-employee director. Each non-employee director's deferred stock account has also been credited with deferred stock to compensate for the value of such director's accrued retirement benefits under a former retirement plan. All distributions under the Deferred Stock Plan will be made in the form of shares of Company Common Stock upon termination or retirement from Board service.

     The Company's 1993 Stock Option Plan for Non-Employee Directors, as amended, provides for annual option grants to non-employee directors to purchase shares of Common Stock. Pursuant to the plan, on the date of each annual meeting, each director who is not a current or former employee of the Company receives an option to purchase 4,000 shares of Common Stock. The exercise price of options is the fair market value of the Common Stock on the date of grant. Each option expires after ten years and becomes fully exercisable after one year. If the director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, that option will immediately expire. Vested options will remain exercisable for varying periods of up to three years following termination of service as a director. In certain circumstances options will continue to vest during the exercise period following retirement. Prior to a merger in which the Company is not the surviving corporation or that results in the acquisition of all of the Company's stock or a sale of all or substantially all of the Company's assets, or a dissolution or liquidation of the Company, all options not at the time exercisable will become immediately exercisable and will terminate upon the consummation of the transaction.

BENEFICIAL OWNERSHIP

     The following table shows as of April 9, 1999 the number of shares of the Company's Common Stock beneficially owned by each director, nominee and executive officer and by all directors, nominees and executive officers as a group.

                                                                            PERCENTAGE OF
                                                                             OUTSTANDING
                         NAME                            NUMBER OF SHARES   COMMON STOCK
                         ----                            ----------------   -------------
Arnold S. Barron.......................................        25,000(1)          --
Bernard Cammarata......................................     1,978,440(2)         0.6%
Donald G. Campbell.....................................       175,804(1)         0.1%
Phyllis B. Davis.......................................        25,400(1)          --
Edmond J. English......................................         6,640(1)          --
Dennis F. Hightower....................................        14,000(1)          --
Richard G. Lesser......................................       198,640(1)         0.1%
Arthur F. Loewy........................................        28,766(3)          --
John M. Nelson.........................................        30,000(1)          --
John F. O'Brien........................................        18,000(1)          --
Robert F. Shapiro......................................        60,500(4)          --
Willow B. Shire........................................        14,000(1)          --
Fletcher H. Wiley......................................        17,600(1)          --
All Directors, Nominees and Executive Officers as a
  group (13 persons)...................................     2,592,790(5)         0.8%

---------------

(1) Includes with respect to the following directors and executive officers, the following shares of Common Stock which each such director or executive officer had the right to acquire on April 9, 1999 or within sixty (60) days thereafter through the exercise of options: Mr. Barron (20,000); Mr. Campbell (113,340); Mrs. Davis (16,000); Mr. English (6,640); Mr. Hightower (10,000); Mr. Lesser (98,640); Mr. Nelson (14,000); Mr. O'Brien (10,000);
    Ms. Shire (12,000); and Mr. Wiley (16,000). Excludes with respect to the following directors the following vested deferred shares payable upon retirement or other termination of office: Mrs. Davis (7,613); Mr. Hightower (1,443); Mr. Nelson (3,513); Mr. O'Brien (1,345); Ms. Shire (1,679); and Mr. Wiley (4,576).

(2) Includes 42,916 shares of Common Stock owned by a foundation of which Mr. Cammarata is sole trustee and includes 1,766,720 shares of Common Stock which Mr. Cammarata had the right to acquire on April 9, 1999 or within sixty (60) days thereafter through the exercise of options.

(3) Excludes 3,304 shares owned by Mr. Loewy's wife, of which Mr. Loewy disclaims beneficial ownership.

(4) Includes 6,000 shares of Common Stock owned by a foundation of which Mr. Shapiro is a Vice President and Chairman of the Board and 16,000 shares of Common Stock which Mr. Shapiro had the right to acquire on April 9, 1999 or within sixty (60) days thereafter through the exercise of options. Excludes 4,821 vested deferred shares payable to Mr. Shapiro upon retirement or other termination of office.

(5) Includes 2,099,340 shares of Common Stock which such persons had the right to acquire on April 9, 1999 or within sixty (60) days thereafter through the exercise of options.

     As of April 9, 1999, based on information filed with the Securities and Exchange Commission, the persons known to the Company to beneficially own five percent or more of the Company's outstanding voting stock are as follows:

                                                                          PERCENTAGE OF
                                                            NUMBER OF         CLASS
          NAME AND ADDRESS OF BENEFICIAL OWNER               SHARES        OUTSTANDING
          ------------------------------------              ---------     -------------
FMR Corp................................................     43,335,529(1)     13.5%
Edward C. Johnson 3d                                       Common Stock
Abigail P. Johnson
82 Devonshire Street
Boston, MA 02109
Putnam Investments, Inc.................................     34,922,669(2)     10.8%
One Post Office Square                                     Common Stock
Boston, MA 02109

---------------

(1) Information is as of December 31, 1998 and is based on a Schedule 13G filed by FMR Corp., a holding company. FMR Corp. reported that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has sole voting power over 2,841,953 of these shares and no shared voting power,
    (c) these shares are held principally by Fidelity Management & Research Company, a wholly-owned investment adviser, and other investment companies and institutional accounts managed by subsidiaries of FMR Corp. and (d) the family of Edward C. Johnson 3d, including Mr. Johnson, the Chairman of FMR Corp., and his daughter Abigail P. Johnson, a director, and trusts for the family members' benefit may be deemed to form a controlling group with respect to FMR Corp.

(2) Information is as of January 31, 1999 and is based on a Schedule 13G filed by Putnam Investments, Inc. ("Putnam"), on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. Putnam reported that it had (a) sole voting power with respect to none of the shares, (b) shared voting power with respect to 5,217,169 shares, and (c) shared dispositive power with respect to all of the shares.

                                   PROPOSAL 2

           AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE
      THE AUTHORIZED COMMON STOCK FROM 600,000,000 TO 1,200,000,000 SHARES

     On April 13, 1999, the Board of Directors adopted the following resolution, subject to shareholder approval, to amend the Company's Third Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase the authorized number of shares of Common Stock from 600,000,000 to 1,200,000,000 shares (the "Amendment").

        "RESOLVED, that the first paragraph of Article Fourth of the Certificate of Incorporation be amended to read as follows:

        "FOURTH: The total number of shares of capital stock of all classes which this Corporation shall have authority to issue shall be one billion two hundred five million (1,205,000,000) shares, consisting of one billion two hundred million (1,200,000,000) shares of Common Stock of the par value of one dollar ($1.00) per share, amounting in the aggregate to one billion two hundred million dollars ($1,200,000,000), and five million (5,000,000) shares of Preferred Stock of the par value of one dollar ($1.00) per share, amounting in the aggregate to five million dollars ($5,000,000)."

No increase in the number of authorized shares of Preferred Stock of the Company, currently 5,000,000 shares, will be made.

     At April 13, 1999 the Company had      shares of Common Stock outstanding.
As of that date, an aggregate of      shares of Common Stock were reserved for
issuance of which      shares were reserved for issuance under outstanding
grants pursuant to the Company's stock plans.

     The holders of the outstanding shares of Common Stock are entitled to vote as a class upon the Amendment. If the stockholders approve the Amendment, it will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which is expected to take place promptly after the stockholders meeting. The Amendment does not alter or change the powers, preferences, or special rights of the holders of shares of Common Stock or any other class of stock.

     The Board of Directors believes that it is desirable to have available a substantial number of authorized but unissued shares of Common Stock which may be issued from time to time, without further authorization of the stockholders, to provide for stock splits or stock dividends, stock options and other equity incentives, to be able to take advantage of acquisition opportunities, to meet future capital needs, and for other general corporate purposes.

     The Company completed a 2-for-1 split of the Company's Common Stock during each of fiscal 1998 and fiscal 1999. Although the Company has no present plans to declare a stock split, the Board of Directors believes that it is in the best interests of the Company to provide the Company with the flexibility necessary to provide for a stock split in the future. The Company has in the past entered into acquisition transactions and, although there are no such current plans, may do so in the future. Any potential future acquisition could involve the issuance of additional Common Stock or Preferred Stock by the Company. Any issuance of additional shares of Common Stock (other than through a stock split or a stock dividend) would have the effect of reducing the percentage voting interests of previously outstanding Common Stock. Shares of authorized but unissued Common Stock may be issued from time to time by the Board of Directors without further stockholder action unless such action is required by the law of the State of Delaware, under which the Company is incorporated, the Company's Certificate of Incorporation, or the rules of the New York Stock Exchange. The New York Stock Exchange currently has a listing requirement, the effect of which is to require that a listed company generally obtain prior stockholder approval when issuing shares of authorized but unissued stock in a transaction in an amount greater than 20% of its then outstanding stock.

     The Company is not proposing the increase in the authorized number of shares of Common Stock with the intention of using the additional shares for anti-takeover purposes although the Company could use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company.

     The holders of Common Stock do not have preemptive rights to subscribe to shares of Common Stock or other securities issued by the Company. The issue of additional authorized shares of Common Stock (other than through a stock split or a stock dividend) may dilute the voting power and equity interest of present stockholders. It is not possible to predict in advance whether the issue of additional shares will have a dilutive effect on earnings per share as it depends on the specific events associated with a particular transaction. However, additional shares issued pursuant to employee benefit plans would tend to have a dilutive effect on earnings per share.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
PROPOSAL 2.

     The Board of Directors recommends a vote "FOR" the approval of the Amendment to the Company's Certificate of Incorporation. The persons named as proxies will vote the shares to which the proxy is related in accordance with the specifications on the form of proxy and, where specific choices are not indicated, will be voted in favor of Proposal 2.

                                   PROPOSAL 3

                    CONSIDERATION OF THE MACBRIDE PRINCIPLES

     Certain shareholders have submitted the proposal set forth below that will be voted upon at the meeting if properly presented by its proponents. The Company will furnish the names and addresses of the shareholders submitting the proposal to any shareholder requesting such information.

                              SHAREHOLDER PROPOSAL

     "WHEREAS, TJX Companies operates a wholly owned subsidiary in Northern Ireland, T.K. Maxx.

     WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

     WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

        1. Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

        2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

        3. The banning of provocative religious or political emblems from the workplace.

        4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

        5. Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

        6. The abolition of job reservations, apprenticeship restrictions and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

        7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

        8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

        9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

     RESOLVED, Shareholders request the Board of Directors to:

        1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

                              SUPPORTING STATEMENT

     We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

     Implementation of the MacBride Principles by TJX Companies will demonstrate its concern for human rights and equality of opportunity in its international operations.

     Please vote your proxy FOR these concerns."

               STATEMENT OF THE BOARD OF DIRECTORS AND MANAGEMENT
                        IN OPPOSITION TO PROPOSAL NO. 3

     TJX's policy and practice worldwide are to provide equal opportunity employment in all locations without regard to race, color, religion, sex, national origin, citizenship status, age, disability or marital status. Northern Ireland is no exception.

     TJX's operations in Northern Ireland consist of one retail store operated by its subsidiary T.K. Maxx. The majority of this store's employees are members of the minority religious group. T.K. Maxx's operations essentially comply with the practices outlined in the MacBride Principles and fully adhere to the standards of the Northern Ireland Fair Employment Act of 1989 (the "Northern Ireland Fair Employment Act"). For example, in accordance with TJX's employment policies, decisions regarding hiring, promotion and termination are based solely on experience and qualifications without regard to religious or ethnic background. Similarly, recruiting procedures are carried out in such a way as to provide equal opportunity. T.K. Maxx is registered with, and continues to cooperate fully with, the Fair Employment Commission for Northern Ireland. None of TJX, T.K. Maxx or, to the knowledge of TJX, the appropriate governmental agencies in Northern Ireland, has received any complaint of religious or political discrimination with respect to the operations of T.K. Maxx and TJX is satisfied that the employment practices adopted by T.K. Maxx are fair and non-discriminatory. TJX has thoughtfully and carefully designed a comprehensive equal opportunity employment program and continuously monitors its practices and policies to ensure that they are fair and non-discriminatory.

     The MacBride Principles and the Northern Ireland Fair Employment Act both seek to eliminate employment discrimination in Northern Ireland. TJX wholeheartedly supports this objective. By adopting the MacBride Principles, however, T.K. Maxx would become unnecessarily accountable to two sets of similar, but not identical, fair employment guidelines. TJX also fears that the implementation of a rigid set of principles, which were not specifically designed to address equal opportunity employment issues in the local area surrounding the T.K. Maxx store, may lead to divisiveness in the workplace. Finally, TJX believes that implementation of these principles may result in a decrease in the number of its employees who are members of the minority religious group in Northern Ireland. For these reasons, your Board of Directors believes that implementation of the MacBride Principles would be burdensome, superfluous, unnecessary and undesirable, particularly in light of T.K. Maxx's own policies, its compliance with the requirements of the Northern Ireland Fair Employment Act and its cooperation with the Fair Employment Commission.

     Your Board of Directors has determined that TJX's and T.K. Maxx's policies on equal employment opportunity are entirely consistent with its obligations and goals to act as an ethical and responsible member of the business community. Your Board of Directors does not believe that endorsement of the MacBride Principles is necessary, appropriate, or in the best interests of TJX, its subsidiaries, including T.K. Maxx, or affiliates, or their respective employees.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Your Board of Directors recommends a vote AGAINST approval of Stockholder Proposal No. 3. Unless you provide other instructions in your proxy, the shares represented thereby will be voted against Proposal 3.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is administered by the Executive Compensation Committee (the "ECC") of the Board of Directors. All ECC members are non-employee directors.

  Compensation Philosophy

     The Company's compensation philosophy is based upon the premise that all of its associates are important to its success, with senior executives, including its executive officers, setting the direction of the business and having overall responsibility for its results. Because the Company operates in a highly competitive and difficult economic environment for retailers, the Company has planned a compensation structure intended to attract and retain individuals with a high caliber of talent, reward the creativity of its executive officers in maximizing business opportunities and provide incentives to the executive officers to execute the Company's objectives and enhance shareholder value by achieving both short and long-term business objectives.

     The ECC uses the services of outside compensation consultants in order to ensure that the Company's total compensation programs for senior executives are competitive with packages offered by certain peer companies for similar positions. The companies selected for these purposes are predominantly retail companies, including major competitors of the Company as to which compensation information is available. While some of these peer companies are included in the
Dow Jones Apparel Retailers Index appearing in the Performance Graph on page   ,
these peer companies are not all the same as the companies comprising that index. The level of base salary and target short term incentive goals in the Company's Management Incentive Plan ("MIP") approximate the median level of such compensation afforded by the peer companies. Outside compensation consultants assist the Committee with establishing a competitive long-term compensation strategy by reviewing peer company total compensation mix between annual programs and various long-term compensation vehicles. Company awards made under the Management Incentive Plan and Fiscal 1999 Long Range Performance Incentive Plan for Executive Officers are totally tied to Company income goal performance thus linking incentive rewards to Company short and long-term performance goals.

     The ECC has implemented its philosophy of compensation by approving key executive base salaries to be competitive with other retailers; providing short term incentives tied to defined financial measures that such executives can influence; and providing longer term incentives to encourage strategic planning and execution; all of which will have a significant benefit to the Company and its shareholders. The ECC retains the discretion to make additional, separate awards in recognition of outstanding performance. In June 1998 special deferred performance cash awards were granted to Messrs. Cammarata, Lesser and Campbell in the amounts of $500,000, $300,000 and $200,000, respectively, in recognition of their efforts in significantly exceeding Company performance objectives which in turn increased stockholder value.

     The remainder of this report discusses compensation policies and related matters primarily with respect to the Company's last fiscal year (1999).

  Base Salary

     The Company sets base salaries taking into consideration individual performance and prevailing market data for similar positions. The performance of Executive Officers is evaluated by Mr. Cammarata, and such performance, including that of Mr. Cammarata, is evaluated by the Committee taking into account achievement of corporate or divisional operating performance and other subjective criteria without any specific weighting assigned to a particular factor. Mr. Cammarata's base salary under his employment agreement is currently $1,200,000, some of which is deferred. Current base salaries for Messrs. Lesser, Campbell, Barron and English are $900,000, $595,000, $350,000 and $350,000, respectively. Employment agreements for Messrs. Cammarata, Lesser and Campbell provide for periodic review of base salary by the Board of Directors.

  Short Term Incentives

     The Company encourages its key associates, including its executive officers, to realize certain annual goals (tied to pre-tax income) which are set by the ECC early in each fiscal year, through MIP. Executive officers' MIP awards are based upon the results of the Company's operating businesses. If targets are not met, there is either no MIP award payment or a reduced award payment based on a percentage of the target realized. If results exceed target, the executive officer could earn up to a maximum of two times target depending upon the performance above goal. The target and maximum award percentages are set by the ECC according to the responsibilities of the individual executive. For fiscal 1999, the MIP payments to Messrs. Cammarata, Lesser, Campbell, Barron and English equaled 140%, 112%, 84%, 76% and 76% of their respective fiscal year salaries. Mr. Cammarata's target award was 75% of salary. During fiscal year 1999, based on Company performance, actual incentive payments for the executive officers reflect above target awards. In the case of Mr. Cammarata, the annual MIP incentive award was 186% of target goal performance.

  Long-Term Incentives

     The basic long-term compensation program established for senior management includes a Long Range Performance Incentive Plan ("LRPIP") and option grants, and is designed to reward the realization of longer term goals, including the enhancement of shareholder value, and to encourage continuity of senior management by tying a significant portion of such executives' total compensation to the Company's long-term performance.

  Long Range Performance Incentive Plan

     The objectives of LRPIP are to reward executives for achieving long-term financial performance goals (either Company-wide goals or divisional goals) over a three-year period; and to provide incentives for executives who participate in the plan to stay with the Company. If three-year pre-tax income targets are achieved, a target performance award will be paid, but if performance targets are not met, there would be either no performance award or a reduced performance award based on the percentage of the target goals realized. The maximum award ranges up to 150% of the performance target award for performance exceeding target goals. For the fiscal 1997-1999 LRPIP cycle, the award payout, based on Company performance, was at 150% of target for Messrs. Lesser, Campbell and Barron. For the fiscal 1997-1999 cycle, Mr. English participated in a divisional long range plan with a 100% award payout. Mr. Cammarata did not participate in LRPIP for the fiscal 1997-1999 cycle.

  Option Grants

     Regular stock option grants were made in fiscal 1999 to the Company's key associates including its executive officers as a long-term incentive vehicle. The number of stock options granted key associates is based upon the level and responsibility of the particular associate, the associate's expected contribution towards Company performance, and total compensation mix strategy. All fiscal 1999 stock option awards were made pursuant to the 1986 Stock Incentive Plan with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and with a term of ten years. These awards provide value to the executive officers only when and to the extent that the fair market value of the Company's Common Stock appreciates over the fair market value on the date of grant.

  Section 162(m) of the Internal Revenue Code of 1986

     The Company received shareholder approval in 1997 for the material terms of the Company's 1986 Stock Incentive Plan, Management Incentive Plan and Long Range Performance Incentive Plan to continue to qualify performance based executive officer compensation under such plans for exemption from the limit on deductibility imposed by Section 162(m) of the Internal Revenue Code. The ECC retains the discretion to make awards that do not qualify for exemption under Section 162(m).
                                            Executive Compensation Committee

                                            Robert F. Shapiro, Chairman
                                            Dennis F. Hightower
                                            John M. Nelson, ex-officio
                                            John F. O'Brien
                                            Willow B. Shire

                           SUMMARY COMPENSATION TABLE

     The following provides information concerning compensation for the Chief Executive Officer and the Company's four other executive officers for services to the Company for the fiscal years ended January 30, 1999, January 31, 1998 and January 25, 1997. All references to options reflect the two-for-one stock splits in fiscal 1999 and fiscal 1998.

                                              ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                     --------------------------------------   ------------------------------------
                                                                                  AWARDS GRANTED         PAYOUTS
                                                                              -----------------------   ----------
                                                                              RESTRICTED                LONG-TERM
                            FISCAL                             OTHER ANNUAL     STOCK      SECURITIES   INCENTIVE     ALL OTHER
         NAME AND            YEAR                              COMPENSATION     AWARDS     UNDERLYING      PLAN      COMPENSATION
    PRINCIPAL POSITION       (1)       SALARY      BONUS(2)        (3)           ($)        OPTIONS      PAYOUTS         (6)
    ------------------      ------   ----------   ----------   ------------   ----------   ----------   ----------   ------------
Bernard Cammarata            1999    $1,200,000   $2,174,181     $36,617      $        0     225,000    $        0    $1,528,269
  President and Chief        1998    $1,223,077   $1,110,236     $57,360      $        0   1,700,000(4) $3,484,613(5)  $9,940,884
  Executive Officer          1997    $1,200,000   $1,300,000     $ 7,294      $        0           0    $2,134,035(5)  $    4,637

Richard G. Lesser            1999    $  900,000   $1,304,508     $ 7,294      $        0           0    $  660,000    $    5,716
  Executive Vice President   1998    $  882,693   $  667,713     $ 7,294      $1,206,250     500,000    $  517,125    $    5,716
  and Chief Operating        1997    $  742,885   $  688,097     $ 7,294      $        0     260,000    $  325,065    $    5,837
  Officer

Donald G. Campbell           1999    $  583,558   $  688,491     $ 5,059      $        0      75,000    $  393,750    $    5,716
  Executive Vice President-- 1998    $  558,654   $  359,205     $ 5,059      $        0     100,000    $  273,338    $    5,716
  Finance and Chief          1997    $  486,923   $  383,361     $ 5,059      $        0     140,000    $  135,450    $    5,837
  Financial Officer

Arnold S. Barron (7)         1999    $  336,923   $  257,180     $ 5,059      $        0      40,000    $  150,000    $    5,716
  Senior Vice President
  Group Executive

Edmond J. English (7)        1999    $  333,654   $  254,685     $ 5,216      $        0      40,000    $   50,000    $    5,716
  Senior Vice President
  Group Executive

---------------

(1) Fiscal 1998 was a 53-week year.

(2) The Bonus amounts consist of amounts paid pursuant to MIP and for fiscal 1999 they also include special deferred performance cash awards to Messrs. Cammarata, Lesser and Campbell in the amounts of $500,000, $300,000 and $200,000, respectively.

(3) Other Annual Compensation with respect to Messrs. Lesser, Campbell, Barron and English and, for fiscal 1997, with respect to Mr. Cammarata, consists of tax reimbursements associated with car allowances and excludes perquisites having an aggregate value of the lesser of either $50,000 or 10% of salary and bonus. Such compensation listed for Mr. Cammarata for fiscal 1999 consists of $7,294 for tax reimbursements associated with his car allowance, $29,323 for tax reimbursements associated with costs incurred in negotiation of his employment agreement and for fiscal 1998 consists of $22,794 with respect to a car allowance and related tax reimbursements and $34,566 for certain costs incurred in negotiation of his employment agreement and for financial planning.

(4) Pursuant to Mr. Cammarata's employment agreement, he received 1,000,000 options in fiscal 1998 and an additional make-up award of 400,000 options. He also received a fiscal year option grant of 300,000 shares.

(5) In addition to Mr. Cammarata's payout under LRPIP for the fiscal 1996-1998 and 1995-1997 award periods of $879,113 and $537,285, respectively, Mr. Cammarata vested in each of fiscal 1998 and fiscal 1997 in 150,000 shares valued at $2,605,500 and $1,596,750, respectively, based on Company performance.

(6) All Other Compensation for Mr. Cammarata for fiscal 1999 includes a $1,260,000 deferred cash replacement award for LRPIP and a $262,553 contract payment based on option share value. Such compensation for fiscal 1998 for Mr. Cammarata includes a similar $262,553 contract payment and the value ($9,618,750) on the grant date of a vested deferred award initially denominated in 900,000 deferred shares of Company Common Stock. The Company's obligation under this grant increased by $5,625,000 in fiscal 1998 and $6,315,625 in fiscal 1999 owing to the increase in the market value of the Company's Common Stock. (Mr. Cammarata was entitled to and has now fully converted this award into other investments having an equivalent value on the date of conversion.) Fiscal 1998 also includes a $55,000 deferred cash grant to Mr. Cammarata.

    All Other Compensation includes calendar 1998, 1997, and 1996 Company contributions to the Company's General Savings/Profit Sharing Plan of $3,200, $2,065 and $1,800, respectively to the account of Mr. Cammarata and $3,200, $3,200 and $3,000, respectively, to the accounts of each of Messrs. Lesser and Campbell and $3,200 for calendar 1998 to the accounts of Messrs. Barron and English, and Company paid amounts with respect to executive life insurance in the amounts of $2,516, $2,516 and $2,837, respectively, for fiscal 1999, 1998 and 1997, for each of Messrs. Cammarata, Lesser and Campbell and $2,516 for fiscal 1999 for each of Messrs. Barron and English.

(7) Messrs. Barron and English became executive officers in December 1998.

                          OPTION GRANTS IN FISCAL 1999

     The following table reports stock option grants awarded between February 1, 1998 and January 30, 1999 to the following executive officers.

                                                INDIVIDUAL GRANTS
                           -----------------------------------------------------------       POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF     PERCENT OF                                            ASSUMED ANNUAL RATES OF
                           SECURITIES    TOTAL OPTIONS                                          STOCK PRICE APPRECIATION
                           UNDERLYING     GRANTED TO       EXERCISE OR                             FOR OPTION TERM(2)
                             OPTIONS     EMPLOYEES IN      BASE PRICE      EXPIRATION    --------------------------------------
          NAME             GRANTED(1)     FISCAL YEAR    (PER SHARE)(1)       DATE       0%          5%               10%
          ----             ----------    -------------   --------------    ----------    --          --               ---
Bernard Cammarata........     225,000         11.6%         $21.75          09/09/08     $ 0   $    3,077,663   $     7,799,378
Richard G. Lesser........           0           --           --                   --      --   $           --   $            --
Donald G. Campbell.......      75,000          3.9%         $21.75          09/09/08     $ 0   $    1,025,888   $     2,599,793
Arnold S. Barron.........      40,000          2.1%         $21.75          09/09/08     $ 0   $      547,140   $     1,386,556
Edmond J. English........      40,000          2.1%         $21.75          09/09/08     $ 0   $      547,140   $     1,386,556
-------------------------------------------------------------------------------------------------------------------------------
All Optionees(3).........   1,935,600        100.0%         $21.7385        09/09/08     $ 0   $   26,461,975   $    67,060,023
All Shareholders(4)......  322,140,770                                                   $ 0   $4,404,050,895   $11,160,760,261
Optionee Gains as % of
  All Shareholders
  Gain...................                                                                                 0.6%              0.6%

---------------

(1) All options were granted with an exercise price equal to the closing price on the New York Stock Exchange on the day of grant. Options vest in equal annual installments over three years, beginning on the first anniversary of the grant date. All options vest upon a change of control, as defined.

(2) The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates required by the SEC, and therefore are not intended to forecast possible future appreciation of the Company's stock price at the end of ten years.

(3) The All Optionees example assumes the average price per share of all options granted during fiscal 1999 ($21.7385) for a ten-year term based on assumed annual stock price appreciation of 0%, 5% and 10%, respectively.

(4) No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. The All Shareholders example assumes the same price and ten-year term used in the All Optionees example and is based on the number of shares outstanding on January 30, 1999 of 322,140,770 but does not reflect dividends which may be received during the period shown.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1999
                     AND FISCAL 1999 YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1999 by executive officers and the value of such officers' unexercised options as of January 30, 1999.

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED
                                                           OPTIONS AT FISCAL YEAR-END          VALUE OF UNEXERCISED
                               SHARES                    -------------------------------       IN-THE-MONEY OPTIONS
                              ACQUIRED                                                        AT FISCAL YEAR-END(1)
                            ON EXERCISE       VALUE       EXERCISABLE     UNEXERCISABLE    ----------------------------
          NAME             (# OF SHARES)     REALIZED    (# OF SHARES)    (# OF SHARES)    EXERCISABLE    UNEXERCISABLE
          ----             -------------     --------    -------------    -------------    -----------    -------------
Bernard Cammarata........           0       $        0     1,500,080        1,224,920      $32,320,870     $19,875,043
Richard G. Lesser........     469,060       $7,775,795       118,940          586,640      $ 2,479,150     $10,555,898
Donald G. Campbell.......     300,000       $4,877,894       126,700          188,300      $ 2,669,192     $ 2,564,234
Arnold S. Barron.........      76,640       $1,124,064             0           93,320      $         0     $ 1,232,296
Edmond J. English........      25,960       $  367,635         6,680           79,960      $   139,236     $   953,824

---------------

(1) The value of unexercised in-the-money options was calculated based on the closing price of the Company's Common Stock as of January 30, 1999, the last day of the fiscal year, less the exercise price of the options.

           LONG-TERM INCENTIVE PLAN-PERFORMANCE AWARDS IN FISCAL 1999

     The following table describes the awards granted to executive officers under the Company's Long Range Performance Incentive Plan ("LRPIP") or equivalent arrangement during fiscal 1999(1).

                                                                         ESTIMATED FUTURE PAYOUTS
                                                                     UNDER NON-STOCK PRICE-BASED PLAN
                                                      PERFORMANCE    ---------------------------------
                                                      PERIOD UNTIL   THRESHOLD    TARGET     MAXIMUM
                        NAME                             PAYOUT         ($)        ($)         ($)
                        ----                          ------------   ---------   --------   ----------
Bernard Cammarata...................................   1999-2001        $ 0      $840,000   $1,260,000
Richard G. Lesser...................................   1999-2001        $ 0      $495,000   $  742,500
Donald G. Campbell..................................   1999-2001        $ 0      $300,000   $  450,000
Arnold S. Barron....................................   1999-2001        $ 0      $160,000   $  240,000
Edmond J. English...................................   1999-2001        $ 0      $160,000   $  240,000

---------------

(1) LRPIP operates on the basis of three-year periods. For each period, the ECC sets target awards and performance goals. Performance goals (tied to pre-tax income) are based on Company-wide goals for corporate officers and on divisional goals for divisional officers. If three-year targets are met or partially met, up to 100% of the target award will be paid, increasing up to the maximum payout if performance exceeds the specified goals. The Company pays LRPIP awards in cash.

     Set forth below is a line graph comparing the cumulative performance of the Company's Common Stock with the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index as of the date nearest the end of the Company's fiscal year for which index data is readily available for each year in the five-year period ending January 30, 1999. The graph assumes that $100 was invested on January 29, 1994 in each of the Company's Common Stock, the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index and that all dividends were reinvested.

                                                           TJX                       S&P 500                     DJ ARI
                                                           ---                       -------                     ------
Base Year                                                100.00                      100.00                      100.00
'1995'                                                    47.32                      100.53                       90.36
'1996'                                                    70.25                      139.39                      100.58
'1997'                                                   154.90                      176.11                      124.07
'1998'                                                   256.20                      223.51                      202.41
'1999'                                                   449.50                      296.12                      375.31

RETIREMENT PLANS

     The Company has in effect a qualified Retirement Plan for all eligible employees and a Supplemental Executive Retirement Plan ("SERP") for certain key employees, including the executive officers. The executive officers are also eligible to participate in the Company's Executive Savings Plan, which is a non-qualified deferred compensation plan. Under the terms of the Executive Savings Plan, executive officers eligible for SERP are not entitled to the Company credits under the Executive Savings Plan. The following table shows the estimated annual benefit payable on a straight life annuity basis at normal retirement (age 65) for all employees eligible for SERP benefits. Benefits payable under SERP are calculated by deducting benefits received under the Company's Retirement Plan; primary Social Security benefits; and benefits associated with the Company's contribution under the General Savings/Profit Sharing Plan.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                       FOR YEARS OF SERVICE INDICATED(2)
     AVERAGE         --------------------------------------
ANNUAL EARNINGS(1)   10 YEARS   15 YEARS   20 YEARS OR MORE
------------------   --------   --------   ----------------
    $  100,000       $ 25,000   $ 37,500       $ 50,000
       150,000         37,500     56,250         75,000
       200,000         50,000     75,000        100,000
       300,000         75,000    112,500        150,000
       400,000        100,000    150,000        200,000
       500,000        125,000    187,500        250,000
       600,000        150,000    225,000        300,000
       800,000        200,000    300,000        400,000
     1,000,000        250,000    375,000        500,000
     1,200,000        300,000    450,000        600,000
     1,400,000        350,000    525,000        700,000
     1,600,000        400,000    600,000        800,000

---------------

(1) Average Annual Earnings includes salary and short term bonuses and is based on the highest compensation during five of the last ten years of employment.

(2) As of January 30, 1999, the years of service for the following executive officers under SERP are as follows: Mr. Cammarata, 22 years; Mr. Lesser, 24 years; Mr. Campbell, 25 years; Mr. Barron, 19 years; and Mr. English, 16 years.

EMPLOYMENT AGREEMENTS

     Bernard Cammarata has a five-year employment agreement with the Company effective as of January 26, 1997. Mr. Cammarata's annual base salary is currently $1,200,000. Mr. Cammarata is eligible for target awards under MIP of 75% of base salary and a maximum MIP award opportunity of 150% of base salary, and under LRPIP is eligible for target awards of 70% of base salary and a maximum award opportunity of 105% of base salary. Mr. Cammarata also received stock denominated, option and cash awards described in footnotes 4-6 to the "Summary Compensation Table." Mr. Cammarata has agreed to a four-year non-competition period following voluntary termination of employment.

     The Company has established an account on its books reflecting Mr. Cammarata's deferred awards (including deferred annual salary in excess of $1,000,000), and the notional investment of such amounts by Mr. Cammarata. The Company has created and funded a so-called "rabbi trust" to meet its obligations to Mr. Cammarata with respect to the deferred account. Mr. Cammarata will be entitled to receive the balance in the deferred account upon termination of employment or, if earlier, at such time as the Company could pay such amounts on a deductible basis under Section 162(m) of the Code.

     If the employment period terminates prior to the end of its five-year term by reason of death, disability, incapacity, or termination by the Company other than for cause, or is terminated by Mr. Cammarata following certain Company actions, he would be entitled to full vesting of his stock options and would receive base salary and benefits for the balance of the contract period or for twelve months if longer, with any salary continuation after twelve months subject to reduction for other earnings. He would also be entitled to an additional payment equal to his full award target (plus a prorated award target) under the Company's MIP for the year of termination, plus a prorated portion of any LRPIP award target. If Mr. Cammarata is not offered service in a capacity agreeable to him and on mutually satisfactory terms following the expiration of the five-year term of the agreement, he would be entitled to continuation of base salary at the rate then in effect until the Annual Meeting of Stockholders occurring in 2003. In the event of a change of control (as defined) of the Company, Mr. Cammarata would vest in options and his maximum LRPIP award, and would no longer be subject to his non-competition undertakings. He would also be entitled to one year's target award under MIP, and a prorated MIP target award for the year of the change of control. In the event of a change of control followed by termination of employment resulting from a Change of Control Termination, as defined, Mr. Cammarata would also be entitled to the termination benefits generally payable to the Company's officers upon a change of control as described below under "Change of Control Severance Agreements."

     The employment agreements of Richard G. Lesser and Donald G. Campbell extend through February 1, 2001 and January 27, 2001, respectively. Mr. Lesser and Mr. Campbell currently receive $900,000 and $595,000, respectively, in base salary. Mr. Lesser participates in LRPIP and MIP and is entitled to earn up to 60% of his base salary as a target award or up to 120% as a maximum award under MIP. Mr. Campbell also participates in LRPIP and MIP. Mr. Campbell is entitled to earn up to 45% of his base salary as a target award or up to 90% as a maximum award under MIP. If employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, Messrs. Lesser and Campbell will be entitled to certain benefits, including continuation of base salary and health and similar benefits for defined periods, payment of certain MIP and deferred compensation awards and a portion of any LRPIP target award. In the event of a change of control (as defined), Messrs. Lesser and Campbell would vest in their options. They would also be entitled to accelerated payments of their MIP target award; a prorated portion of such MIP target award; and maximum LRPIP awards. If a change of control were followed by termination of employment resulting from a Change of Control Termination, as defined, they would also be entitled to the termination benefits described below under "Change of Control Severance Agreements."

CHANGE OF CONTROL SEVERANCE AGREEMENTS

     The Company provides change of control severance benefits to selected associates under individual agreements. Under these agreements, in general, upon a change of control (as defined) of the Company the associate would be entitled to accelerated lump-sum payments of his or her MIP target award and a prorated portion of any LRPIP award. If, during the 24-month period following a change of control, the Company were to terminate the associate's employment other than for cause (as defined) or the associate were to terminate his or her employment for reasons specified in the agreement, or if the employment period were to terminate by reason of death, disability or incapacity, the associate would be entitled to receive an amount equal to two times his or her base salary plus the present value of his or her SERP benefits, calculated using an additional service credit. For up to two years following termination the Company would also be obligated to provide continued health and other insurance and disability benefits and the use of an automobile. The foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would maximize the associate's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the associate in seeking enforcement of contractual rights following a change of control.

TRUST AGREEMENTS

     The Company has entered into trust agreements with institutional trustees providing for the payment out of the assets of the trusts of benefits accrued under such of the Company's various benefit plans, employment agreements and other employment arrangements as are from time to time specified by the Company. The trusts are currently only nominally funded, but the Company may in its discretion make contributions to and withdrawals from the trusts from time to time, subject to the trusts becoming irrevocable upon a change of control (as defined) of the Company and to the Company's obligations to fully fund the trusts upon a change of control. To the extent not withdrawn by the Company, the assets of the trusts will be used, subject to the terms of the trusts and to the Company's obligations to its general creditors, to make payments as they become due under the terms of the benefit plans, employment agreements and other employment arrangements from time to time specified by the Company.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of its directors and officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer or served at the Company's request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law shall permit broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Certificate of Incorporation and by Delaware law.

                              INDEPENDENT AUDITORS

     The directors have appointed PricewaterhouseCoopers LLP, who have served as the Company's auditors since 1962, to examine the financial statements of the Company for the fiscal year ending January 29, 2000. The Company expects representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting with an opportunity to make a statement if they desire and to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Proposals of stockholders submitted for consideration at the 2000 Annual Meeting of Stockholders must be received by the Company no later than December
  , 1999 in order to be considered for inclusion in the Company's proxy materials for that meeting.

     Stockholders who intend to present a proposal at the 2000 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company not later than March [10], 2000. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Requirements for submitting such proposals are set forth in the Company's by-laws.

                                 OTHER MATTERS

     The management has no knowledge of any other matter which may come before the Annual Meeting and does not, itself, intend to present any such other matter. However, if any such other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

     Neither the Executive Compensation Committee Report appearing above at pages nor the Performance Graph appearing above at page shall be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such report or graph by reference, and shall not otherwise be deemed filed under such Acts.

     The cost of solicitation of proxies will be borne by the Company. The Company has retained Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $6,000, plus expenses. Officers and employees of the Company may also assist in soliciting proxies in those manners.

                            THE TJX COMPANIES, INC.

                 ANNUAL MEETING OF STOCKHOLDERS - JUNE 8, 1999

The undersigned hereby appoints BERNARD CAMMARATA, DONALD G. CAMPBELL and JAY H. MELTZER, and each of them, as attorneys and proxies, with full power of substitution, to represent and to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the "Company") to be held at BankBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, June 8, 1999 at 11:00 a.m. and any adjournment thereof, all the shares of Common Stock of the Company which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

--------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                    ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

--------------------------------------  ----------------------------------------

--------------------------------------  ----------------------------------------

--------------------------------------  ----------------------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

--------------------------------------------------------------------
                       THE TJX COMPANIES, INC.
--------------------------------------------------------------------




Mark box at right if you have noted an address change or         [ ]
comments on the reverse side of this card.

CONTROL NUMBER:
RECORD DATE SHARES:











                                               ---------------------
Please be sure to sign and date this Proxy.    Date
--------------------------------------------------------------------




---Stockholder sign here-----------------------Co-owner sign here---


THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR PROPOSALS 1 AND 2.

1. Election of Directors.                       For All     With-    For All
                                                Nominees    Hold     Except
     Phyllis B. Davis, Dennis F. Hightower,       [ ]        [ ]       [ ]
       John F. O'Brien, Willow B. Shire

NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S). YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).


                                                  For      Against   Abstain
2. Amend Article Fourth of the Company's Third    [ ]        [ ]       [ ]
   Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 600,000,000 to 1,200,000,000.

----------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
AGAINST PROPOSAL 3.
----------------------------------------------

                                                  For      Against   Abstain
3. Shareholder Proposal to implement and/or       [ ]        [ ]       [ ]
   increase activity on the MacBride Principles.

DETACH CARD                                                          DETACH CARD


                            THE TJX COMPANIES, INC.

Please take note of the important information enclosed with this proxy card. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return it in the enclosed postage paid envelope.

Proxy cards must be received prior to the Annual Meeting of Stockholders, June 8, 1999.

Thank you in advance for your prompt consideration of these matters.